Exhibit 10.1

VION PHARMACEUTICALS, INC.
2005 STOCK INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT

AGREEMENT, made as of the    day of      , 20 , by and between Vion Pharmaceuticals, Inc., a Delaware corporation (the ‘‘Company’’), and         (the ‘‘Participant’’).

WI T N E S SE T H:

WHEREAS, pursuant to the Vion Pharmaceuticals, Inc. 2005 Stock Incentive Plan (the ‘‘Plan’’), the Company desires to grant to the Participant, and the Participant desires to accept, an award of Restricted Stock on the terms and conditions set forth in this Agreement and the Plan.

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant of Restricted Stock. In consideration of future services to the Company, the Company hereby grants to the Participant      shares of the Company’s common stock, $0.01 par value per share (the ‘‘Common Stock’’), subject to the transfer restrictions and risk of forfeiture contained herein (collectively, the ‘‘restrictions’’) and upon the other terms and conditions set forth in this Agreement and the Plan. During the period which the shares of Common Stock are subject to the restrictions, such shares shall be referred to as ‘‘Restricted Stock.’’

2. Transfer Restrictions. The Restricted Stock may not be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated by the Participant (collectively, the ‘‘transfer restrictions’’) without the consent of the Committee (as defined in the Plan) and subject to such conditions as may be imposed by the Committee in accordance with the Plan. Any attempted sale, assignment, transfer, disposition, pledge or hypothecation of shares of Restricted Stock shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and issue ‘‘stop transfer’’ instructions to its transfer agent.

3. Risk of Forfeiture. Subject to Section 4 below, if the Participant’s employment or other service with the Company is terminated for any reason (or no reason), all shares of Restricted Stock shall be immediately forfeited to the Company. If the shares of Restricted Stock are forfeited, the Participant shall assign, transfer, and deliver any evidence of the shares of Restricted Stock to the Company and cooperate with the Company to reflect such forfeiture.

4. Lapse of Restrictions. The restrictions to which the shares of Restricted Stock are subject shall lapse, and the shares of Restricted Stock shall fully vest (and cease to be Restricted Stock hereunder), upon the earliest of: (a) December 31, 2008, (b) the achievement of the Objective (as defined in Schedule A attached hereto) or (c) the occurrence of a Change in Control (as defined in the Plan); provided, that, the Participant remains in continuous employment or other service with the Company through the applicable vesting date.

5. Rights as a Stockholder. All voting rights with respect to the Restricted Stock shall be exercisable by the Participant, notwithstanding the restrictions imposed on the Restricted Stock herein. Any cash dividends paid on the Restricted Stock shall be remitted to the Participant no later than the end of the calendar year in which the dividends are paid to the stockholder. Shares of Common Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, with respect to the Restricted Stock shall be subject to the restrictions contained herein to the same extent as the Restricted Stock.

6. Stock Certificates. Unless the Committee elects otherwise, the shares of Restricted Stock shall be evidenced by book entries on the Company’s stock transfer records pending the lapse of the restrictions thereon, subject to such stop-transfer orders and other terms deemed appropriate by the Committee to reflect the restrictions applicable to such award. Notwithstanding the foregoing, if any certificate is issued in respect of shares of Restricted Stock, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to restrictions applicable to such award. If a certificate is issued with respect to the Restricted Stock, the Committee may require that the certificate evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed. Upon the lapse of the restrictions, the Company shall instruct the transfer agent to release the shares from the restrictions applicable to such award, subject to the terms of the Plan and applicable law or, in the event that a certificate has been issued, redeliver to the Participant (or his legal representative, beneficiary or heir) share certificates for the shares deposited with it without any legend except as otherwise provided by the Plan, this Agreement or applicable law. The Participant shall execute and deliver to the Company a duly signed stock power, endorsed in blank, covering the shares of Restricted Stock in the form attached hereto as Exhibit A simultaneous with execution of this Agreement.

7. No Employment Rights. Nothing contained in the Plan or this Agreement shall confer upon the Participant any right with respect to the continuation of his employment or other service with the Company or interfere in any way with the right of the Company at any time to terminate such relationship.

8. Provisions of the Plan Control. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. The Participant acknowledges receipt of a copy of the Plan prior to the execution of this Agreement.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.

10. Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified other than by written instrument executed by the parties.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

VION PHARMACEUTICALS, INC.
By:

Name: Title:

SCHEDULE A

The Objective

The approval of an NDA to market Cloretazine

EXHIBIT A

Stock Power

STOCK POWER AND ASSIGNMENT
SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Restricted Stock Agreement dated as of the    day of       200 , the undersigns hereby sells, assigns and transfers unto                                shares of Common Stock of Vion Pharmaceuticals, Inc., a Delaware corporation, standing in the undersigned’s name on the books of said corporation represented by Certificate No.      delivered herewith, and does hereby irrevocably constitute and appoint            as attorney-in-fact, with full power of substitution, to transfer said stock on the books of said corporation.

Dated:__________

Signature:__________________

Printed Name:______________________